EXHIBIT 4.6

                              FIFTH AMENDMENT TO
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

      This FIFTH AMENDMENT dated as of December 15, 1998 and effective as of November 30, 1998 (this "AGREEMENT") is made among WEIDER NUTRITION INTERNATIONAL, INC., a Delaware corporation ("HOLDINGS"), WEIDER NUTRITION GROUP, INC., a Utah corporation ("NUTRITION"), WNG HOLDINGS (INTERNATIONAL) LTD., a Nevada corporation ("INTERNATIONAL"; Holdings, Nutrition and International, individually, each an "OBLIGOR" and, collectively, "OBLIGORS"), in favor of GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation, for itself, as Lender, and as Agent for Lenders (in such capacity, "AGENT"), and the other Lenders signatory to the hereinafter defined Credit Agreement.

                                   RECITALS

      A. Agent, Lenders and Obligors are party to that certain Third Amended and Restated Credit Agreement dated May 6, 1997 (as amended, restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT").

      B. On and subject to the terms and conditions hereof, Obligors have requested from Agent and Lenders, and Agent and Lenders are willing to grant, amendments to certain provisions of the Credit Agreement to change certain financial covenants, revise certain interest and fee provisions and make other changes mutually agreeable to Agent, Lenders and Obligors.

      C. This Agreement shall constitute a Loan Document and these Recitals shall be construed as part of this Agreement; capitalized terms used herein without definition are so used as defined in Annex A to the Credit Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

      1.    AMENDMENTS. Subject to the conditions and effectiveness of this
            Agreement:

            (a) The Credit Agreement is hereby amended by deleting the pricing grid contained in Section 1.5(a) and replacing it with the following pricing grid:

                RATIO OF FUNDED                                REVOLVING CREDIT LOAN
                DEBT TO EBITDA                  LIBOR MARGIN      INDEX MARGIN
                ---------------                 ------------   ---------------------
    less than or equal to 3.75                     3.25                 1.75

    less than or equal to 3.00 but < 3.75          3.00                 1.50

    less than or equal to 2.50 but < 3.00          2.50                 1.00

    less than or equal to 2.00 but < 2.50          2.25                 0.75

    less than or equal to 1.50 but < 2.00          1.75                 0.25

                                   < 1.5           1.50                 0.00

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            (b) The Credit Agreement is hereby amended by deleting the third sentence of Section 1.5(a) in its entirety and replacing it with the following sentence:

            "Thereafter, determinations of each Margin will be based on a calculation of the ratio of Funded Debt to EBITDA, in each case for the twelve month period then ended."

            (c) The Credit Agreement is hereby amended by deleting the fourth sentence of Section 1.5(e) in its entirety and replacing it with the following sentence:

            "Holdings, on behalf of Borrowers, shall have the option to (1) convert at any time all or any portion of the Revolving Credit Loan bearing interest at a rate determined by reference to one basis to a rate determined by reference to an alternate basis or (2) upon the expiration of any LIBOR Period applicable to a LIBOR Loan, to continue all or any portion of the Revolving Credit Loan as a LIBOR Loan and the succeeding Period(s) of such continued portion of the Revolving Credit Loan shall commence on the last day of the LIBOR Period of the portion of the Revolving Credit Loan to be continued; PROVIDED that (A) except as permitted in clause (B) below, any Revolving Credit Loan to be continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount, (B) the aggregate amount of all Revolving Credit Loans to be made or continued as, or converted into, LIBOR Loans commencing on the same date and having the same LIBOR Period may be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, (C) LIBOR Loans may only be converted into Index Rate Loans on the expiration date of a LIBOR Period applicable thereto and (D) no portion of the Revolving Credit Loan may be continued as, or be converted into, a LIBOR Loan when any Event of Default or Default has occurred and is continuing."

            (d) The Credit Agreement is hereby amended by deleting Section 1.6 thereof in its entirety and replacing it with the following new Section 1.6:

            " 1.6 FEES. As additional compensation for Lenders' costs and risks in making the Revolving Credit Loan available to Borrowers, Borrowers agree to pay to Agent, for the ratable benefit of Lenders, in arrears, on the first Business Day of each month prior to the Revolving Commitment Termination Date or such earlier date as the Lenders' obligations to make Revolving Credit Advances terminate or the Revolving Credit Loan becomes due and payable, and on the Revolving Commitment Termination Date or such earlier date as the Lenders' obligations to make Revolving Credit Advances terminate or the Revolving Credit Loan becomes due and payable, a fee for Borrowers' non-use of available funds (the "NON-USE FEE") in an amount equal to (i) the applicable rate per annum (calculated on the basis of a 360 day year and actual days elapsed) set forth in the following grid (the "NON-USE FEE MARGIN") multiplied by (ii) the difference between the respective daily averages of (A) the Maximum Revolving Credit Loan (as it may be adjusted from time to time hereunder)

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            and (B) the amount of the Revolving Credit Loan outstanding during the period for which the Non-Use Fee is due:

                                Ratio of Funded              Non-use
                                DEBT TO EBITDA              FEE MARGIN
                                     > 2.0                    0.375
                                     < 2.0                    0.250

            The effective Non-Use Fee Margin shall be based on the ratio of Funded Debt to EBITDA, in each case for the twelve month period then ended, and shall be determined and adjusted in a manner identical to that in which the effective Margin with respect to the Revolving Credit Loan is determined and adjusted pursuant to SECTION 1.5 of the Agreement."

            (e) The Credit Agreement is hereby amended by deleting Section 6.2 thereof in its entirety and replacing it with the following revised
      Section 6.2:

            " 6.2 INVESTMENTS; LOANS AND ADVANCES. Except (I) as otherwise permitted by SECTION 6.1, 6.3, 6.4, or 6.21 and (II) for advances to suppliers on an arm's length basis in connection with purchases in the ordinary course of business, no Obligor shall, or shall cause or permit any Subsidiary thereof to, make any investment in, or make or accrue loans or advances of money to any Person, through the direct or indirect lending of money (including, without limitation, the guarantee of any letters of credit issued for the benefit of such Person), holding of securities or otherwise, other than (a) Accounts, (b) investments in Obligors which are Subsidiaries of Holdings, (c) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior secured rating of "A" or better by a nationally recognized rating agency, provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $100,000 for any one such certificate of deposit and $200,000 for any one such bank, (iv) time deposits, maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the Federal Deposit Insurance Corporation or in the Federal Savings and Loan Insurance Corporation and in amounts not exceeding the maximum amounts of insurance thereunder, (v) money market funds and (vi) in accordance with paragraph (d) of ANNEX C, (d) from and after receipt by Agent of documentation in form and substance acceptable to Agent evidencing (i) the obligation of one or more

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
            financial institutions reasonably acceptable to Agent to extend credit of at least DM10,000,000 but not more than DM20,000,000 to Haleko (in excess of Indebtedness of Haleko outstanding as of November 30, 1998, as indicated on the most recent balance sheet delivered pursuant to Annex G which includes such date) and (ii) the drawing of at least DM10,000,000 of funds thereunder (an "ACCEPTABLE HALEKO CREDIT FUNDING"), contributions by Obligors to the capital of Haleko that shall not at any time exceed $3,000,000 in aggregate at any time outstanding and (e) any other type of investment (including the acquisition by Holdings, during the period from June 26, 1998 through September 1, 1998, of the Specified Margin Shares), loan or advance not exceeding $5,000,000 in the aggregate at any time outstanding; provided that (i) each such investment in 5% or more of the ownership interests of any Person (other than the acquisition by Holdings, during the period from June 26, 1998 through September 1, 1998, of the Specified Margin Shares) shall have been approved by the board of directors of such Person and shall otherwise be consensual and (ii) any such investment which is otherwise a transaction described in SECTION 6.1 shall be subject to the provisions of SECTION 6.1 (it being understood that nothing herein shall be deemed to permit the disposition of any Stock constituting Collateral except in accordance with the express terms of this Agreement and the other Loan Documents)."

            (f) The Credit Agreement is hereby amended by deleting Section 6.3 thereof in its entirety and replacing it with the following revised
      Section 6.3:

            " 6.3 INDEBTEDNESS. No Obligor shall, or shall cause or permit any Subsidiary thereof to, create, incur, assume or permit to exist any Indebtedness, except (i) obligations of Borrowers or Subsidiaries thereof in connection with Letter of Credit Obligations, (ii) Indebtedness secured by Liens permitted under SECTION 6.7, (iii) the Revolving Credit Loan and the other Obligations, (iv) deferred taxes, (v) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (vi) existing Indebtedness set forth on SCHEDULE 6.3 and refinancings thereof on terms and conditions acceptable to Agent, in its reasonable discretion, determined in a timely manner, which shall in any event be on terms no less favorable to Agent, any Lender and the applicable Obligors,
            (vii) obligations under or in connection with foreign exchange forward purchase agreements for purposes of hedging Inventory purchases, (viii) lease payment obligations under leases which an Obligor or Subsidiary thereof is permitted to enter into under the Loan Documents, (ix) Indebtedness of Haleko which shall not exceed the amount of the Indebtedness of Haleko outstanding on November 30, 1998 (as indicated on the most recent balance sheet delivered pursuant to Annex G which includes such date) by DM20,000,000 in the aggregate from time to time outstanding, (x) other unsecured Indebtedness which, when taken together with (a) all Guaranteed Indebtedness described in clause (iv) of SECTION 6.6 and (b) all Indebtedness secured by Liens described in clause (v) of SECTION 6.7, does not exceed $1,000,000 in principal amount in the aggregate outstanding at any one time,

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            (xi) unsecured Indebtedness not exceeding $3,000,000 in the aggregate at any time outstanding assumed in connection with Permitted Acquisitions and subordinated in right of payment to the Obligations on terms and conditions satisfactory to Agent and (xii) intercompany loans made in accordance with SECTION 6.21."

            (g) The Credit Agreement is hereby amended by adding the following to the end of Section 6.11:

            " and (e) the aggregate fair market value of the assets subject to Sale-Leaseback Transactions does not exceed $1,000,000."

            (h) The Credit Agreement is hereby amended by replacing subclauses
      (B), (C) and (D) of clause (iii) of Section 6.13 thereof with the following text:

            "(B) all such Restricted Payments made during any Fiscal Quarter shall be made during the fifteenth (15th) through the twentieth
            (20th) (except, the fortieth (40) day, in the case of such a Restricted Payment made during the third Fiscal Quarter of Fiscal Year 1999) consecutive day immediately following the end of the immediately preceding Fiscal Quarter, (C) at least five (5) days prior to such Restricted Payment (except, one (1) day, in the case of such a Restricted Payment made during the third Fiscal Quarter of Fiscal Year 1999), Agent shall have received preliminary versions of the Financial Statements to be delivered to Agent pursuant to ANNEX E for the immediately preceding Fiscal Quarter, together with an attached certificate of the Chief Financial Officer of Holdings (on behalf of itself and each Borrower) to the effect that (1) the final Financial Statements to be delivered to Agent for such immediately preceding Fiscal Quarter will not differ in any material respect from such preliminary Financial Statements and (2) no Default or Event of Default had occurred or been continuing as of the end of the period covered by such Financial Statements (other than as of the end of the second Fiscal Quarter of Fiscal Year 1999), has occurred or is continuing as of the date of such certificate or would result from the making of such Restricted Payment, (D) the aggregate amount of all such Restricted Payments made during (1) each of the first and second Fiscal Quarter of Fiscal Year 1998 shall not exceed $0.0375 per each share of Holdings' common stock,
            (2) each of the third and fourth Fiscal Quarters of Fiscal Year 1999 shall not exceed $0.0375 per each share of Holdings' common stock and (3) each other Fiscal Quarter shall not exceed the lesser of (I) $0.0625 per each share of Holdings' common stock and (II) the product of 7.5% of the sum of (x) the actual consolidated Net Income of Holdings for that portion of the then-current Fiscal Year ending as of the close of such immediately preceding Fiscal Quarter, based on the Financial Statements described in clause (C) above for such period (except, as received, based on Financial Statements delivered pursuant to ANNEX E for any portion of such period) plus (y) the projected consolidated Net Income of Holdings for the remaining portion of such Fiscal Year, based on the Projections delivered to Agent pursuant to ANNEX E for such period and"

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
            (i) The Credit Agreement is hereby amended by deleting the first and second sentences of Section 9.9(a)(i) in their entirety and replacing them with the following:

            "By 1:00 p.m. (New York time) on the date of Agent's receipt of a Notice of Revolving Credit Advance or, at Agent's option, on any succeeding day on or prior to the next Settlement Date (as defined below) following the date of Agent's receipt of such notice, Agent shall notify Revolving Credit Lenders thereof by telecopy, telephone or other similar form of transmission. Each Lender shall make the amount of such Lender's Pro Rata Share of each Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in ANNEX H, not later than 2:30 p.m. (New York time) on the funding date requested by Agent, in the case of an Index Rate Loan, and not later than 11:00 a.m. (New York time) on the funding date requested by Agent, in the case of a LIBOR Loan."

            (j) The Credit Agreement is hereby amended by deleting the first sentence of Section 9.9(b) in its entirety and replacing it with the following:

            "Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on the funding date requested by Agent."

            (k) The following definitions are hereby inserted in appropriate alphabetic order into Annex A to the Credit Agreement:

                  ""ACCEPTABLE HALEKO CREDIT FUNDING" has the meaning assigned in SECTION 6.2.

                  "DEUTCHMARK" or "DM" shall mean the lawful currency of
            Germany; PROVIDED, that each amount so denominated will be converted and redenominated into any successor currency upon common use and acceptance of such currency.

                  "HALEKO" shall mean Haleko Hanseatisches Lebensmittelkontor
            GmbH, a corporation organized under the laws of Germany."

            (l) The last sentence of subclause (1) of paragraph (d) of Annex B of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

            "The effective L/C Margin will be based on the ratio of Funded Debt to EBITDA, in each case for the twelve month period then ended, and shall be determined and adjusted in a manner identical to that in which the effective Margin with respect to the Revolving Credit Loan is determined and adjusted pursuant to SECTION 1.5 of the Agreement; and"

            (m) Clause (a) and clause (b) of Annex E of the Credit Agreement are hereby amended by inserting after each reference to "on a consolidated and consolidating basis" the

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      text "(which consolidating portion shall separately reflect the appropriate information for each operating entity)."

            (n) Annex E of the Credit Agreement is hereby amended by appending the following section to the end of such Annex E:

            " (i) To Agent and Lenders, accompanying each set of financial information delivered pursuant to CLAUSE (B) hereof, (i) a comparison of the actual financial results included in such quarterly report to the budget and projections for the applicable Fiscal Quarter and (ii) a management discussion and analysis discussing actual performance for such Fiscal Quarter relative to the budget and projections for such Fiscal Quarter."

            (o) The Credit Agreement is hereby amended to change the maximum Capital Expenditure allowed in paragraph (a) of Annex G in Fiscal Year 1999 from $11,000,000 to $13,000,000.

            (p) Annex G of the Credit Agreement is hereby amended to delete paragraph (c) of Annex G in its entirety and to replace it with the following:

            " (c) MINIMUM INTEREST COVERAGE RATIO. Holdings, on a consolidated basis, shall have at the end of each Fiscal Quarter described below a ratio of (i) the sum of (A) EBITDA LESS (B) Capital Expenditures LESS (C) taxes paid in cash PLUS (D) for the period from September 1, 1998 through August 31, 1999, $4,000,000 PLUS (E) for the period from December 1, 1998 through November 30, 1999, $1,000,000 to (ii) Gross Interest Charges, in each case for the twelve month period then ended, equal or greater to the ratio set forth opposite such Fiscal Quarter:

                        (I) if an Acceptable Haleko Credit Funding has not occurred:

      FISCAL QUARTER                                           RATIO

      Fiscal Quarter ending November 30, 1998               1.00 to 1.00
      Fiscal Quarter ending February 28, 1999               1.10 to 1.00
      Fiscal Quarter ending May 31, 1999                    1.40 to 1.00
      Fiscal Quarter ending August 31, 1999                 1.70 to 1.00
      Fiscal Quarter ending November 30, 1999               2.40 to 1.00
      Fiscal Quarter ending February 29, 2000               2.40 to 1.00
           and each Fiscal Quarter thereafter; or

            (II) if an Acceptable Haleko Credit Funding has occurred:


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                  FISCAL QUARTER                                  RATIO

      Fiscal Quarter ending November 30, 1998               1.00 to 1.00
      Fiscal Quarter ending February 28, 1999               1.10 to 1.00
      Fiscal Quarter ending May 31, 1999                    1.35 to 1.00
      Fiscal Quarter ending August 31, 1999                 1.65 to 1.00
      Fiscal Quarter ending November 30, 1999               2.35 to 1.00
      Fiscal Quarter ending February 29, 2000               2.40 to 1.00
           and each Fiscal Quarter thereafter."

            (q) Annex G of the Credit Agreement is hereby amended to delete paragraph (d) of Annex G in its entirety and to replace it with the following:

            "     (d)   MAXIMUM FUNDED DEBT TO EBITDA RATIO.  Holdings, on a
            consolidated basis, shall have at the end of each Fiscal Quarter described below a ratio of (i) Funded Debt to (ii) the sum of (A) EBITDA PLUS (B) for the period from September 1, 1998 through August 31, 1999, $4,000,000 PLUS (C) for the period from December 1, 1998 through November 30, 1999, $1,000,000, where EBITDA and Funded Debt shall be determined for the twelve month period then ended, less than or equal to the ratio set forth opposite such Fiscal Quarter:

          (I) if an Acceptable Haleko Credit Funding has not occurred:

                  FISCAL QUARTER                                  RATIO

      Fiscal Quarter ending November 30, 1998               4.20 to 1.00
      Fiscal Quarter ending February 28, 1999               4.10 to 1.00
      Fiscal Quarter ending May 31, 1999                    3.90 to 1.00
      Fiscal Quarter ending August 31, 1999                 3.60 to 1.00
      Fiscal Quarter ending November 30, 1999               3.00 to 1.00
      Fiscal Quarter ending February 29, 2000               2.80 to 1.00
          and each Fiscal Quarter thereafter; or

            (II) if an Acceptable Haleko Credit Funding has occurred:

                  FISCAL QUARTER                                  RATIO

      Fiscal Quarter ending November 30, 1998               4.50 to 1.00
      Fiscal Quarter ending February 28, 1999               4.30 to 1.00
      Fiscal Quarter ending May 31, 1999                    4.20 to 1.00
      Fiscal Quarter ending August 31, 1999                 3.75 to 1.00
      Fiscal Quarter ending November 30, 1999               3.10 to 1.00
      Fiscal Quarter ending February 29, 2000               2.80 to 1.00
           and each Fiscal Quarter thereafter."

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      2.    REPRESENTATIONS AND WARRANTIES.

            (a) As of the date of this Agreement and, after giving effect to this Agreement, the transactions contemplated hereby (i) no Default or Event of Default shall have occurred or be continuing and (ii) the representations and warranties of Obligors contained in the Loan Documents are true, accurate and complete in all respects on and as of the date hereof to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date.

            (b) Obligors jointly and severally represent and warrant to Agent and Lenders that the execution, delivery and performance, as the case may be, by each Obligor of this Agreement, the related Loan Documents, and the other documents and transactions contemplated by each of the foregoing are within each such Person's corporate powers, have been duly authorized by all necessary corporate action (including, without limitation, all necessary shareholder approval) of each such Person, have received all necessary governmental approvals, and do not and will not contravene or conflict with any provision of law applicable to any such Person, the certificate or articles of incorporation or bylaws of any such Person, or any order, judgment or decree of any court or other agency of government or any contractual obligation binding upon any such Person; and this Agreement, the Credit Agreement and each other Loan Document is the legal, valid and binding obligation of each Obligor enforceable against each such Person in accordance with its terms.

      3. CONDITIONS PRECEDENT. This Agreement shall become effective on the date first set forth above (the "EFFECTIVE DATE"), PROVIDED that each of the following items shall have been received by Agent or satisfied (in the case of paragraphs (b) and (c) below), all in form and substance satisfactory to Agent:

            (a) AGREEMENT. This Agreement, duly executed by each Obligor, Agent and Requisite Lenders.

            (b) NO DEFAULT. After giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing as of the Effective Date, or would result after giving effect to the transactions contemplated hereby.

            (c) WARRANTIES AND REPRESENTATIONS. The warranties and representations of each Obligor contained in this Agreement shall be true and correct as of the Effective Date.

            (d) FEES, COSTS AND EXPENSES. Agent shall have received (at Agent's option, by payment or as a charge against the Revolving Loan) (i) for the ratable benefit of the Lenders signatory to this Agreement, a commitment fee of $325,000, which fee shall be fully earned on the effective date hereof and shall be non-refundable when paid, and (ii) all other fees, costs and expenses, including reasonable attorneys' fees, due pursuant to the Loan Documents, including as incurred by Agent in connection herewith.


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      4. EFFECT ON LOAN DOCUMENTS. This Agreement is limited to the specific purpose for which it is granted and, except as specifically set forth above (a) shall not be construed as a consent, waiver or other modification with respect to any term, condition or other provision of any Loan Document and (b) each of the Loan Documents shall remain in full force and effect and are each hereby ratified and confirmed.

      5.    MISCELLANEOUS.

            (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and shall inure to the benefit of Obligors, Agent, Lenders and their respective successors and assigns; PROVIDED that no Obligor may assign its rights, obligations, duties or other interests hereunder without the prior written consent of Agent and Lenders. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Obligors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement.

            (b) ENTIRE AGREEMENT. This Agreement, including all documents attached hereto, incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

            (c) FEES AND EXPENSES. As provided in Section 11.3 of the Credit Agreement, Obligors agree to pay on demand all fees, costs and expenses incurred by Agent in connection with the preparation, execution and delivery of this Agreement, together with the fees, costs and expenses set forth in SECTION 3(D) hereof and all other fees, costs and expenses incurred by Agent prior to the date hereof which are payable by Obligors pursuant to Section 11.3 of the Credit Agreement.

            (d) INCORPORATION OF CREDIT AGREEMENT. The provisions contained in Sections 11.9 and 11.14 of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

            (e) ACKNOWLEDGMENT. Each Obligor hereby represents and warrants that there are no liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent (collectively, the "CLAIMS"), which any Obligor may have or claim to have against Agent or any Lender, or any of their respective affiliates, agents, employees, officers, directors, representatives, attorneys, successors and assigns (collectively, the "LENDER RELEASED PARTIES"), which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Agreement, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents. In furtherance of the foregoing, each Obligor hereby releases, acquits and forever discharges the Lender Released Parties from any and all Claims that any Obligor may have or claim to have, relating to or arising out of or in connection with the

                                    - 10 -
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      Obligations or any Loan Documents or any other agreement or transaction contemplated thereby or any action taken in connection therewith from the beginning of time up to and including the date of the execution and delivery of this Agreement. Each Obligor further agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against any Lender Released Parties with respect to any and all Claims which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Agreement, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents.

            (f) CAPTIONS. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

            (g) SEVERABILITY. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            (h) COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                           [signature pages follow]

      IN WITNESS WHEREOF, this Fifth Amendment has been duly executed and delivered as of the day and year first above written.

                      WEIDER NUTRITION INTERNATIONAL, INC.
                          WEIDER NUTRITION GROUP, INC.
                        WNG HOLDINGS (INTERNATIONAL) LTD.

                                    For each of the foregoing:


                                    By:________________________________

                                    Title:_____________________________

                              GENERAL ELECTRIC CAPITAL CORPORATION,
                                as Agent and Lender

                              By: _______________________________

                              Title:  Duly Authorized Signatory

                              FIRST UNION NATIONAL BANK, successor by merger to Corestates Bank, N.A.

                              By: _______________________________

                              Title:_____________________________

                              LASALLE NATIONAL BANK

                              By: _______________________________

                              Title:_____________________________

                              THE BANK OF NOVA SCOTIA

                              By: _______________________________

                              Title:_____________________________

                              BANK AUSTRIA CREDITANSTALT CORPORATE
                              FINANCE, INC.

                              By: _______________________________

                              Title:_____________________________


                              By: _______________________________

                              Title:_____________________________

                              DRESDNER BANK AG, NEW YORK BRANCH
                              AND GRAND CAYMAN BRANCH

                              By: _______________________________

                              Title:_____________________________


                              By: _______________________________

                              Title:_____________________________

                              ZIONS FIRST NATIONAL BANK

                              By: _______________________________

                              Title:_____________________________